Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-272553 on Form S-3 of Independent Bank Group, Inc. of our reports dated March 4, 2024, relating to the consolidated financial statements of SouthState Corporation as of and for the year ended December 31, 2023, and the effectiveness of internal control over financial reporting of SouthState Corporation, appearing in this Current Report on Form 8-K of Independent Bank Group, Inc.

/s/ Ernst and Young LLP
Birmingham, AL
July 29, 2024